Exhibit 4.12

Execution Version

DCP MIDSTREAM OPERATING, LP,

as Successor

DCP MIDSTREAM, LLC,

as Predecessor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Second Supplemental Indenture

Dated as of January 1, 2017

to

INDENTURE

Dated as of May 21, 2013

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of January 1, 2017, among DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership, having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Successor”), DCP MIDSTREAM, LLC, a Delaware limited liability company, having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Predecessor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”). Unless otherwise defined in this Second Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Predecessor is party to an Indenture, dated as of May 21, 2013 (the “Original Indenture”), with the Trustee (as amended and supplemented by the First Supplemental Indenture (as defined below), the “Indenture”);

WHEREAS, the Predecessor is party to the First Supplemental Indenture, dated as of May 21, 2013, with the Trustee (the “First Supplemental Indenture”), pursuant to which the Predecessor issued its 5.85% Fixed-to-Floating Rate Junior Subordinated Notes due 2043 (the “Subordinated Notes”);

WHEREAS, Section 801 of the Original Indenture provides that the Company shall not sell, convey, transfer or otherwise dispose of the properties and assets of the Company as, or substantially as, an entirety to any Person, whether in a single transaction or a series of related transactions, unless (1) the Person to which such sale, conveyance, transfer or other disposition is made (i) expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Securities and the performance and observance of all the obligations under the Indenture to be performed or observed by the Company and (ii) is a partnership, limited liability company or corporation organized under the laws of the United States of America, any state thereof or the District of Columbia; (2) immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and (3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, conveyance, transfer or other disposition and such supplemental indenture comply with Article Eight of the Original Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with;

WHEREAS, Section 5.1 of the First Supplemental Indenture amended and restated Section 801 of the Original Indenture in its entirety, for purpose of the Subordinated Notes and not for purposes of any other Securities, to provide that the Predecessor shall not sell, convey, transfer or otherwise dispose of its properties and assets as, or substantially as, an entirety to any Person, whether in a single transaction or a series of related transactions, unless (1) the Person that acquires by sale, conveyance, transfer or other disposition, the Predecessor’s properties and assets as, or substantially as an entirety (i) is a partnership, limited liability company or corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and (ii) expressly assumes, by supplemental indenture satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Subordinated Notes, and the due and punctual performance or observance of all the other obligations under the Indenture to be performed or observed by the Predecessor; (2) immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and (3) the Predecessor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such conveyance, sale, transfer or other disposition and such supplemental indenture comply with Article Eight of the Original Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with;

WHEREAS, Section 802 of the Indenture provides that, upon any sale, conveyance, transfer or other disposition of the properties and assets of the Company as, or substantially as, an entirety in accordance with Section 801 of the Indenture, the successor Person to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as “the Company”in the Indenture, and thereafter the Predecessor shall be relieved of all obligations and covenants under the Indenture and the Securities;

WHEREAS, Section 901(1) of the Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form reasonably satisfactory to the Trustee, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities;

WHEREAS, DCP Midstream Partners, LP, a Delaware limited partnership (“DPM”), is the owner of a 99.999% limited partner interest in the Successor and, through its wholly-owned subsidiary DCP Midstream Operating, LLC, a 0.001% general partner interest in the Successor;

WHEREAS, the Predecessor, DPM and Successor have entered into that certain Contribution Agreement, dated as of December 30, 2016, pursuant to which the Predecessor has conveyed and transferred its properties and assets as an entirety or substantially as an entirety to the Successor;

WHEREAS, pursuant to Section 801 of the Indenture, the Predecessor and the Successor have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such conveyance and transfer and this Second Supplemental Indenture comply with Article Eight of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with;

WHEREAS, pursuant to Sections 801 and 802 of the Indenture, each of the Predecessor and the Successor desires and has requested that the Trustee join in the execution of this Second Supplemental Indenture for the purpose of evidencing the assumption by the Successor and release of the Predecessor of all the obligations and covenants of the Predecessor under the Indenture and the Securities, including, without limitation, the Subordinated Notes; and

WHEREAS, Section 901(8) of the Indenture provides, among other things, that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to (i) correct or supplement any provisions in the Indenture which may be inconsistent with revisions in the Indenture, (ii) to comply with any applicable mandatory provision of law and (ii) make any other provisions with respect to matters arising under the Indenture that do not adversely affect the interests of the Holders of the Securities of any series in any material respect.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby that the following provisions shall amend and supplement the Indenture:

ARTICLE 1

ASSUMPTION AND AGREEMENTS

Section 1.1 In accordance with the terms and conditions of the Indenture, the Successor hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on all of the Securities, including, without limitation, the Subordinated Notes, and the due and punctual performance and observance of all of the other obligations under the Indenture to be performed or observed by the Company.

Section 1.2 The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Securities, with the same effect as if the Successor had been named as “the Company” therein, and the Predecessor is hereby relieved of all obligations and covenants under the Indenture and the Securities.

ARTICLE 2

AMENDMENTS TO INDENTURE

Section 2.1 Section 101 of the Indenture is hereby amended by adding the following new definitions in the appropriate alphabetical order, and, if applicable, by replacing the corresponding definition in the Indenture:

“Board of Directors” means:

(1) with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2) with respect to a limited liability company, the managers, managing member, managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3) with respect to a partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of one or more resolutions (which may be standing resolutions), certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Officer” means, with respect to any Person other than the Trustee, the Chairman of the Board of Directors, a Vice Chairman, the Chief Executive Officer, the President, any Vice President (without regard to qualifiers such as “Executive” or “Senior”), the Chief Operating Officer, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary of an Assistant Secretary of such Person (or in the case of a limited partnership, the general partner of such Person).

“Officers’ Certificate” means a certificate signed by two Officers of the general partner of the Company. One of the Officers signing an Officers’ Certificate given pursuant to Section 1006 shall be the principal executive, financial or accounting officer of the general partner of the Company.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.1 Recitals by the Successor. The recitals in this Second Supplemental Indenture are made by the Predecessor and the Successor only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee shall not be responsible for the validity or sufficiency of this Second Supplemental Indenture.

Section 3.2 Ratification and Incorporation of Indenture. As amended and supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.3 Executed in Counterparts. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Signed counterparts of this Second Supplemental Indenture delivered by Portable Document Format (PDF) or facsimile shall be deemed originals.

Section 3.4 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.5 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

DCP MIDSTREAM OPERATING, LP

By:	DCP MIDSTREAM OPERATING, LLC,
Its General Partner

By:	/s/ Sean P. O’Brien
Name:	Sean P. O’Brien
Title:	Group Vice President and Chief Financial Officer

DCP MIDSTREAM, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Group Vice President, General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name:	Richard Tarnas
Title:	Authorized Signatory

[Signature Page to Second Supplemental Indenture]